Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Current Report on Form 8-K filed July 30, 2015, of our report dated March 24, 2015, on our audits of the consolidated financial statements of Liberty Bancshares, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 which is incorporated by reference in the Registration Statement on Form S-3  (Registration Statement No. 333-194309) and the Registration Statements on Form S-8 (Registration Statement Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356, 333-138629, 333-186253, 333-186254 and 333-197708) of Simmons First National Corporation.

/s/ BKD, LLP

Springfield, Missouri

July 30, 2015